EXHIBIT 11

                     INTERCELL CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)


                                               Three months                     Nine months
                                              ended June 30,                   ended June 30,
                                          1999             1998             1999          1998
                                        ---------       ----------        ---------     ----------
Net loss                             $ (2,011,000)     (   885,000)      (2,847,000)   ( 6,717,000)

Deemed dividends on Series B,C, and
  D preferred stock relating to
  in-the-money conversion terms        (   14,000)     (    15,000)      (   43,000)   (    45,000)
Accrued dividends on Series D
  preferred stock                      (   38,000)     (    37,000)      (  113,000)   (    74,000)
Accretion on Series B and C
  preferred stock                      (   27,000)     (    29,000)      (   85,000)   (    93,000)
                                        ---------       ----------        ---------     ----------

Net loss applicable to common
  shareholders                       $ (2,090,000)     (   966,000)      (3,088,000)   ( 6,929,000)
                                        =========       ==========        =========     ==========

Weighted average number of common
  shares outstanding                   45,081,546       35,848,917       40,735,635     31,291,413

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants                        -                -                -              -
                                       ----------       ----------       ----------     ----------

                                       45,081,546       35,848,917       40,735,635     31,291,413
                                       ==========       ==========       ==========     ==========

Basic and diluted loss per share
  applicable to common
  to common shareholders:
    Loss from continuing operations  $ (     0.05)     (      0.02)     (      0.08)   (      0.12)
    Loss from discontinued
      operations                       (     0.00)     (      0.01)     (      0.00)   (      0.10)
                                        ---------       ----------       ----------     ----------

Basic and diluted loss per
  common share                       $ (     0.05)     (      0.03)     (      0.08)   (      0.22)
                                        =========       ==========       ==========     ==========


No impact to weighted average number of shares as the inclusion of additional shares assuming the exercise of outstanding options and warrants would have been antidilutive.

Fully diluted and supplementary net loss per share is not presented as the amounts are not dilutively or incrementally different from primary net loss per share amounts.